State of Delaware
                                                         Secretary of State
                                                     Division of Corporations
                                                   Delivered 11:30 AM 04/16/2003
                                                     FILED 11:30 AM 04/16/2003
                                                   SRV 030249540 - 3089499 FILE


                          PARAGON FINANCIAL CORPORATION

               Certificate of Designations of Preferred Stock Authorized by Resolution of the Board of Directors Providing for an Issue of 3,000 Shares of Preferred Stock, all of which are Designated "Series E Preferred Shares."

               PARAGON FINANCIAL CORPORATION (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of Title 8 thereof and Article IV of the Corporation's Certificate of Incorporation, DOES HEREBY CERTIFY THAT:

               Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, said Board of Directors, by unanimous written consent, adopted a resolution providing for the issuance of Three Thousand (3,000) shares of the Corporation's Preferred Stock, par value $.0001 per share, all of which is designated "Series E Preferred Shares," which resolution is as follows:

               RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for and authorize the issuance of Three Thousand (3,000) shares of the Preferred Stock of the Corporation, par value $.0001 per share, of the Corporation, all of which is to be designated "Series E Preferred Shares" of the presently authorized but unissued shares of Preferred Stock. The voting powers, designations, preferences, and relative, participating, optional or other special rights of the Series E Preferred Shares authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

               (i) Stated Value.  The stated value per Series E Preferred  Share
                   ------------
          is One Thousand Dollars ($1,000) per share (the "Stated Value").

               (ii)  Dividends.  Each share of Series E Preferred Stock shall be
                     ---------
          entitled to receive a mandatory dividend equal to 4.0% of the Stated Value per annum. Such dividend shall be cumulative and shall be payable annually on January 1st (the "Dividend Payment Date") of each year and shall be payable in whole or in part, and in the
          Corporation's   sole   discretion,   in  either   (i)  shares  of  the
          Corporation's common stock, each such share valued at the average market price of the Corporation's publicly traded shares of common stock over the thirty (30) consecutive trading days preceding the Dividend Payment Date or, if the Corporation's shares of common stock are not then publicly traded, then at a value determined by the Corporation's Board of Directors, or (ii) cash.

               (iii) Voting Rights.  The Series E Preferred Shares shall have no
                     -------------
          voting rights.

               (iv)  No  Redemption.  The  Series  E  Preferred  Shares  are not
                     --------------
          redeemable.

               (v)  No  Conversion.  The  Series  E  Preferred  Shares  are  not
                    --------------
          convertible.

               (vi)  Liquidation  Preference.  In the event of any  voluntary or
                     -----------------------
          involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series E Preferred Shares will be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any shares of common stock by reason of the ownership thereof, an amount equal to the fixed sum of the Stated Value per share and any accrued dividends thereof and no more (the "Preferential Amount"). If, upon the occurrence of such an event, the assets and funds thus distributable among the holders of Series E Preferred Shares shall be insufficient to permit the payment to such holders of the full Preferential Amount, then, the entire assets and funds of the Corporation legally available for distribution to the holders of the Series E Preferred Shares shall be distributed ratably among such holders in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. After the payment or setting apart of the full Preferential Amount required to be paid to the holders of Series E Preferred Shares, the holders of shares of common stock or any other stock of the Corporation ranking in liquidation junior to the Series E Preferred Shares shall be entitled to receive ratably all remaining assets or surplus funds of the Corporation. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, within the meaning of this section.

               (vii) Rank. All Series E Preferred  Shares shall rank (A), to the
                     ----
          extent of the Preferential Amount, prior to the Corporation's common stock and thereafter in accordance with Section (vi); (B) prior to any class or series of capital stock of the Corporation hereafter created, unless such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series E Preferred Shares (collectively with the Common Stock, "Junior Securities"); (C) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series E Preferred Stock; and (D) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series E Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

               (viii)  Issuance of  Additional  Series E Preferred  Shares.  The
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          Corporation  shall be  prohibited  from issuing any Series E Preferred
          Shares without the prior written consent of the holders of a majority of the Series E Preferred Shares then outstanding, provided, however, the Corporation shall be permitted to issue Series E Preferred Shares to any person or entity then holding Series E Preferred Shares without the prior written consent of the holders of a majority of the Series E Preferred Shares then outstanding.

     IN  WITNESS  WHEREOF,   PARAGON  FINANCIAL   CORPORATION  has  caused  this
Certificate to be executed by its Chief Executive Officer this 26th day of March, 2003.

                                                  PARAGON FINANCIAL CORPORATION

                                                  By: /s/ Steven A. Burleson
                                                      ----------------------
                                                      Steven A. Burleson
                                                      Chief Executive Officer